EXHIBIT 4.5

Allscripts Healthcare Solutions, Inc.
Image Acquisition Corp.
2401 Commerce Drive
Libertyville, Illinois 60048
Attention: President

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of July 16, 2003 (the "Merger Agreement"), among Allscripts Healthcare Solutions, Inc., a Delaware corporation ("Parent"), Image Acquisition Corp., an Indiana corporation and wholly owned subsidiary of Parent ("Acquisition"), Advanced Imaging Concepts, Inc., an Indiana corporation (the "Company"), and bCatalyst LLC, a Kentucky limited liability company, as representative of the Company's shareholders, pursuant to which (i) Acquisition will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent (the "Merger") and (ii) certain options to purchase capital stock of the Company issued under the Advanced Imaging Concepts, Inc. 2000 Stock Option Plan ("Company Stock Options") will be assumed by Parent and become and represent options ("Substitute Options") to purchase shares of common stock of Parent, par value $0.01 per share ("Parent Common Stock").

In consideration of the consideration that the undersigned holder of Company Stock Options is to receive in connection with the Merger and in order to induce Parent and Acquisition to consummate the Merger and the other transactions contemplated by the Merger Agreement, the undersigned hereby covenants and agrees that, for a period of one year beginning on the Closing Date (as defined in the Merger Agreement), the undersigned will not, without the prior written consent of Parent, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition by the undersigned or any affiliate of the undersigned of), directly or indirectly, any shares of Parent Common Stock acquired by the undersigned in connection with the exercise of any Substitute Option.

If for any reason the Merger Agreement shall be terminated prior to the Closing Date, the agreement set forth above shall likewise be terminated.

                                                                                                                                                Sincerely,

                                                                                                                                                Name:

                                                                                                                                                Address: